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                                                                 Exhibit (d)(15)

                                                                _______ __, 200_

Aston Asset Management LLC
120 North LaSalle Street, 25th Floor
Chicago, IL 60602

     Re: Sub-Investment Advisory Agreement with Optimum Investment Advisors, LLC dated November 30, 2006 (the "Sub-Investment Advisory Agreement")

Ladies and Gentlemen:

     Pursuant to the Sub-Investment Advisory Agreement, we are hereby providing notification of an amendment to the Subadvisory Fee Rate for the Aston/Optimum Mid Cap Fund as provided on Schedule B of the Sub-Investment Advisory Agreement. Attached hereto is an amended Schedule B to the Sub-Investment Advisory Agreement to reflect, among other things, the amended Subadvisory Fee Rate for the Aston/Optimum Mid Cap Fund.

     By acknowledging below, you agree to render the investment advisory and management services to Aston/Optimum Mid Cap Fund under the terms of the Sub-Investment Advisory Agreement and the amended Schedule B attached hereto.


                                        ASTON ASSET MANAGEMENT LLC


                                        By:
                                            ------------------------------------
                                        Name: Kenneth C. Anderson
                                        Its: President

Accepted this ___ day
of ________, ____.


OPTIMUM INVESTMENT ADVISORS, LLC


By:
    ---------------------------------
Name: H. Steel Bokhof, Jr.
Its: Vice Chairman
     Chief Investment Officer

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                                   SCHEDULE B

FUND                                         SUBADVISORY FEE RATE
----                         ---------------------------------------------------
Aston/Optimum Mid Cap Fund   0.30% for the first $100 million
                             0.25% for the next $300 million
                             0.20% for the next $600 million
                             0.30% over $1 billion

Aston/Optimum Large Cap      50% of the positive difference, if any, of (x) the
Opportunity Fund             advisory fee payable to the Investment Adviser with
                             respect to the Allocated Assets of the Fund (before
                             reduction of the fee payable to Subadviser) minus
                             (y) the sum of: (i) any investment advisory fees
                             waived by the Investment Adviser pursuant to an
                             Expense Limitation Agreement with the Fund, (ii)
                             any reimbursement of expenses by the Investment
                             Adviser pursuant to an Expense Limitation Agreement
                             with the Fund, and (iii) any payments made by the
                             Investment Adviser to third parties that provide
                             distribution, shareholder services or similar
                             services on behalf of the Fund. If the foregoing
                             calculation results in a negative amount, such
                             amount shall be payable by the Subadviser within 30
                             days of receipt of notice from the Investment
                             Adviser, which notice shall include the basis for
                             the calculation.